Exhibit 99.1
Planet Fitness, Inc. Announces Fourth Quarter and Year-End 2022 Results
Fourth quarter 2022 system-wide same store sales increased 9.0%
Ended 2022 with approximately 17.0 million members, a 1.8 million member increase since the end of 2021
Opened 158 new stores in 2022

Hampton, NH, February 23, 2023 - Today, Planet Fitness, Inc. (NYSE:PLNT) reported financial results for its fourth quarter and year ended December 31, 2022.
“Looking back over the last couple of years, I am proud of how we continue to prove our system’s resiliency, the strength of our model, our differentiated offering, and the passion of our franchisees and team members – all of which position us to continue to succeed in an environment of increasing consumer prioritization of health and wellness. We ended 2022 with record membership growth in the fourth quarter, which created great momentum coming into Q1 of this year. Driving the member growth was a strong December national sale, fueled by a more coordinated marketing agency structure enabling us to better leverage data analytics to optimize national and local media spend,” said Chris Rondeau, Chief Executive Officer. “Today more than 6 percent of all Americans over the age of 15 are Planet Fitness members. But we’re not stopping there. We believe that in the future we can double our membership given our historic ability to do so and the increasing penetration we’ve experienced with each successive generation. We believe our purpose of enhancing people’s lives and creating a healthier world sets us, our franchisees, and our shareholders up for long-term success.”
Fourth Quarter Fiscal 2022 Highlights
•Total revenue increased from the prior year period by 53.2% to $281.3 million.
•System-wide same store sales increased 9.0%.
•Net income attributable to Planet Fitness, Inc. was $33.7 million, or $0.40 per diluted share, compared to net income attributable to Planet Fitness, Inc. of $5.7 million, or $0.07 per diluted share, in the prior year period.
•Net income was $36.3 million, compared to $6.3 million in the prior year period.
•Adjusted net income(1) increased 115.6% to $47.3 million, or $0.53 per diluted share, compared to $21.9 million, or $0.25 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased 70.7% to $106.1 million from $62.2 million in the prior year period.
•58 new Planet Fitness stores were opened system-wide during the period, bringing system-wide total stores to 2,410 as of December 31, 2022.
Fiscal Year 2022 Highlights
•Total revenue increased from the prior year by 59.6% to $936.8 million.
•System-wide same store sales increased 11.4%.
•Net income attributable to Planet Fitness, Inc. was $99.4 million, or $1.18 per diluted share, compared to $42.8 million, or $0.51 per diluted share, in the prior year.
•Net income was $110.5 million, compared to $46.1 million in the prior year.
•Adjusted net income(1) increased to $148.5 million, or $1.64 per diluted share, compared to $69.9 million, or $0.80 per diluted share, in the prior year.
•Adjusted EBITDA(1) increased 64.6% to $365.8 million from $222.3 million in the prior year.
•158 new Planet Fitness stores were opened system-wide during the year, bringing system-wide total stores to 2,410 as of December 31, 2022.
(1) Adjusted net income, Adjusted EBITDA and Adjusted net income per share, diluted are non-GAAP measures. For reconciliations of Adjusted EBITDA and Adjusted net income to U.S. GAAP (“GAAP”) net income and a computation of Adjusted net income per share, diluted, see “Non-GAAP Financial Measures” accompanying this press release.
Operating Results for the Fourth Quarter Ended December 31, 2022
For the fourth quarter of 2022, total revenue increased $97.6 million or 53.2% to $281.3 million from $183.6 million in the prior year period, including system-wide same store sales growth of 9.0%. By segment:
•Franchise segment revenue increased $7.8 million or 10.0% to $86.3 million from $78.4 million in the prior year period. Of the increase, $3.9 million is due to higher royalty revenue, of which $4.3 million is attributable to the franchise same store sales increase of 8.8%, $1.6 million is due to new stores opened since October 1, 2021 and $0.6 million is due to higher royalties on annual fees, partially offset by a reduction of $2.6 million primarily as a result of the acquisition of 114 stores from Sunshine Fitness in the first quarter of 2022 (the “Sunshine Acquisition”). Additionally, $2.2 million is from higher equipment placement revenue, and $1.1 million is from higher National Advertising Fund (“NAF”) revenue;
•Corporate-owned stores segment revenue increased $55.6 million or 123.9% to $100.5 million from $44.9 million in the prior year period. Of the $55.6 million increase, $50.0 million was attributable to the stores acquired or opened as a result of the Sunshine Acquisition, $3.9 million was attributable to a same store sales increase of 11.0%, and $1.7 million was from other new stores opened or acquired since October 1, 2021; and
•Equipment segment revenue increased $34.2 million or 56.7% to $94.6 million from $60.4 million in the prior year period. Of the increase, $28.0 million was due to higher equipment sales to existing franchisee-owned stores and $6.2 million was due to higher equipment sales to new franchisee-owned stores. In the fourth quarter of 2022, we had equipment sales to 66 new franchisee-owned stores compared to 63 in the prior year.
For the fourth quarter of 2022, net income attributable to Planet Fitness, Inc. was $33.7 million, or $0.40 per diluted share, compared to $5.7 million, or $0.07 per diluted share, in the prior year period. Net income was $36.3 million in the fourth quarter of 2022 compared to $6.3 million in the prior year period. Adjusted net income increased 115.6% to $47.3 million, or $0.53 per diluted share, from $21.9 million, or $0.25 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized income tax rate of 25.9% for the fourth quarter of 2022 and 27.0% for the prior year period and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased 70.7% to $106.1 million from $62.2 million in the prior year period.
Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).
•Franchise segment EBITDA decreased $0.4 million or 0.8% to $48.9 million. The decrease is primarily a result of an $8.6 million legal reserve related to a preliminary settlement agreement with a franchisee, partially offset by higher revenue of $7.8 million as described above;
•Corporate-owned stores segment EBITDA increased $24.8 million or 176.5% to $38.8 million. The increase is primarily due to $19.7 million of higher EBITDA as a result of the Sunshine Acquisition, and $3.6 million of higher corporate-owned store EBITDA from existing stores in the same-store-sales base; and
•Equipment segment EBITDA increased by $10.1 million or 70.6% to $24.4 million, due to higher equipment sales to new and existing franchisee-owned stores as described above.
Operating Results for the Fiscal Year Ended December 31, 2022
For the fiscal year ended December 31, 2022, total revenue increased $349.7 million or 59.6% to $936.8 million from $587.0 million in the prior year. By segment:
•Franchise segment revenue increased $38.9 million or 13.4% to $329.6 million from $290.7 million in the prior year period. The increase was primarily as a result of $22.8 million of higher royalty revenue in the year ended December 31, 2022 as compared to the year ended December 31, 2021, $14.4 million of which was attributable to a franchise same store sales increase of 11.2%, $9.7 million was attributable to new stores opened since January 1, 2021, $5.2 million was due to prior year COVID-related temporary closures and $2.8 million was from higher royalties on annual fees. Partially offsetting the royalty revenue increases was a decrease of approximately $9.3 million primarily as a result of the stores acquired in the Sunshine Acquisition becoming corporate-owned stores. Also driving the increase was $7.2 million of placement revenue as a result of higher new and replacement equipment placements, $5.7 million of higher NAF revenue, and $2.8 million of higher franchise and other fees was primarily attributable to higher online join fees;
•Corporate-owned stores segment revenue increased $212.2 million or 126.9% to $379.4 million from $167.2 million in the prior year period. Of the increase, $180.8 million was attributable to the stores acquired or opened as a result of the Sunshine Acquisition, $22.3 million was from the corporate-owned store same store sales increase of 13.1%, and $8.7 million was from new stores opened or acquired since January 1, 2021, and stores that were not open for all of the prior year period due to COVID-related temporary closures. Partially offsetting these increases was a reduction of $1.7 million related to the sale of corporate-owned stores located in Colorado; and

•Equipment segment revenue was $227.7 million in the year ended December 31, 2022, compared to $129.1 million in the year ended December 31, 2021, an increase of $98.7 million, or 76.4%. Of the increase $77.0 million was driven by higher equipment sales to existing franchisee-owned stores, and $21.7 million was driven by higher equipment sales to new franchisee-owned stores in the year ended December 31, 2022, as compared to the year ended December 31, 2021. In the year ended December 31, 2022, we had equipment sales to 153 new franchisee-owned stores compared to 128 in the prior year.
For the year ended December 31, 2022, net income attributable to Planet Fitness, Inc. was $99.4 million, or $1.18 per diluted share, compared to $42.8 million, or $0.51 per diluted share, in the prior year. Net income was $110.5 million in 2022 compared to $46.1 million in the prior year. Adjusted net income increased to $148.5 million, or $1.64 per diluted share, from $69.9 million, or $0.80 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized income tax rate of 25.9% for the year ended December 31, 2022 and 27.0% for the prior year and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased 64.6% to $365.8 million from $222.3 million in the prior year period.
Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).
•Franchise segment EBITDA increased $22.5 million or 11.6% to $216.8 million primarily due to $33.2 million of higher franchise revenue and $5.7 million of higher NAF revenue as described above, partially offset by $6.7 million of higher NAF expense and a $8.6 million legal reserve related to a preliminary settlement agreement with a franchisee;
•Corporate-owned stores segment EBITDA increased $92.9 million or 188.8% to $142.1 million. Of the increase, $78.1 million was attributable to the Sunshine Acquisition, $13.7 million was attributable to the same store sales increase of 13.1% and $3.5 million was due to prior year COVID-related temporary closures. These increases were partially offset by a decrease of $2.9 million from new stores opened since January 1, 2021; and
•Equipment segment EBITDA increased by $29.4 million or 99.1% to $59.1 million driven by higher equipment sales to new and existing franchisee-owned stores in the year ended December 31, 2022 compared to the year ended December 31, 2021, as described above.
2023 Outlook
For the year ending December 31, 2023, the Company expects the following, which assumes there is no material resurgence of COVID-19 that causes member disruptions, whether via shutdowns or more stringent mandates that result in a significant change in membership behaviors, or any significant new supply chain disruptions:
•New equipment placements of approximately 160 in franchisee-owned locations
•System-wide same store sales in the high single-digit percentage range
The following are 2023 growth expectations over the Company’s 2022 results:
•Revenue to increase in the 13% to 14% range
•Adjusted EBITDA to increase in the 17% to 18% range
•Adjusted net income to increase in the 30% to 33% range
•Adjusted earnings per share to increase in the 33% to 36% range, based on Adjusted diluted shares outstanding of approximately 89.5 million, inclusive of one million shares repurchased.
The Company also expects 2023 net interest expense to be approximately $75 million. It also expects capital expenditures to increase to the mid-30% range driven by additional stores in our corporate-owned portfolio and depreciation and amortization to increase to the mid-10% range driven by the increase in capital expenditures and a full-year of Sunshine in our results over 2022.

Presentation of Financial Measures
Planet Fitness, Inc. (the “Company”) was formed in March 2015 for the purpose of facilitating the initial public offering (the “IPO”) and related recapitalization transactions that occurred in August 2015, and in order to carry on the business of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) and its subsidiaries. As the sole managing member of Pla-Fit Holdings, the Company operates and controls all of the business and affairs of Pla-Fit Holdings, and through Pla-Fit Holdings, conducts its business. As a result, the Company consolidates Pla-Fit Holdings’ financial results and reports a non-controlling interest related to the portion of Pla-Fit Holdings not owned by the Company.
The financial information presented in this press release includes non-GAAP financial measures such as EBITDA, Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, to provide measures that we believe are useful to investors in evaluating the Company’s performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by similar amounts or other unusual or nonrecurring items. See the tables at the end of this press release for a reconciliation of EBITDA, Adjusted EBITDA, Total Segment EBITDA, Adjusted net income, and Adjusted net income per share, diluted, to their most directly comparable GAAP financial measure.
The non-GAAP financial measures used in our full-year outlook will differ from net income and net income per share, diluted, determined in accordance with GAAP in ways similar to those described in the reconciliations at the end of this press release. We do not provide guidance for net income or net income per share, diluted, determined in accordance with GAAP or a reconciliation of guidance for Adjusted net income and Adjusted net income per share, diluted, to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income and net income per share, diluted, for the year ending December 31, 2023. These items are uncertain, depend on many factors and could have a material impact on our net income and net income per share, diluted, for the year ending December 31, 2023, and therefore cannot be made available without unreasonable effort.
Same store sales refers to year-over-year sales comparisons for the same store sales base of both corporate-owned and franchisee-owned stores, which is calculated for a given period by including only sales from stores that had sales in the comparable months of both years. We define the same store sales base to include those stores that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same store sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned stores. Because less than 50% of our stores in the same store sales base had membership billings in all of the months included in the year ended December 31, 2020, we are not providing same store sales comparisons for 2021.
Investor Conference Call
The Company will hold a conference call at 8:00AM (ET) on February 23, 2023 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.planetfitness.com via the “Investor Relations” link. The webcast will be archived on the website for one year.
About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the world by number of members and locations. As of December 31, 2022, Planet Fitness had approximately 17.0 million members and 2,410 stores in 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.
Investor Contact:
Stacey Caravella
investor@planetfitness.com
603-750-4674

Media Contacts:
McCall Gosselin, Planet Fitness
mccall.gosselin@pfhq.com
603-957-4650

Brittany Fraser, ICR
Brittany.Fraser@icrinc.com
917-658-8750
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to expected future performance presented under the heading “2023 Outlook,” those attributed to the Company’s Chief Executive Officer in this press release, the Company’s expected membership growth, share repurchases, and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as "believe," “expect,” “goal,” plan,” “will,” “prospects,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company’s and franchisees’ ability to identify and secure suitable sites for new franchise stores, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, risks related to our ability to achieve the benefits from the Sunshine Acquisition, risks and uncertainties associated with the duration and impact of COVID-19, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company's information systems or technology, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2021 and, once available, the Company's annual report on Form 10-K for the year ended December 31, 2022, as well as the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Revenue:
Franchise	$71,316	$64,549	$271,559	$238,349
National advertising fund revenue	14,945	13,868	58,075	52,361
Corporate-owned stores	100,453	44,864	379,393	167,219
Equipment	94,554	60,359	227,745	129,094
Total revenue	281,268	183,640	936,772	587,023
Operating costs and expenses:
Cost of revenue	73,764	47,414	177,200	100,993
Store operations	57,633	28,628	219,422	110,716
Selling, general and administrative	28,677	27,292	114,853	94,540
National advertising fund expense	15,671	17,574	66,116	59,442
Depreciation and amortization	33,595	16,042	124,022	62,800
Other losses, net	7,533	17,500	5,081	15,137
Total operating costs and expenses	216,873	154,450	706,694	443,628
Income from operations	64,395	29,190	230,078	143,395
Other income (expense), net:
Interest income	2,761	233	5,005	878
Interest expense	(22,101)	(20,492)	(88,628)	(81,211)
Other income (expense), net	5,983	(11,797)	14,983	(11,102)
Total other expense, net	(13,357)	(32,056)	(68,640)	(91,435)
Income before income taxes	51,038	(2,866)	161,438	51,960
Equity losses of unconsolidated entities, net of tax	(133)	(179)	(467)	(179)
Provision (benefit) for income taxes	14,573	(9,329)	50,515	5,659
Net income	36,332	6,284	110,456	46,122
Less net income attributable to non-controlling interests	2,649	544	11,054	3,348
Net income attributable to Planet Fitness, Inc.	$33,683	$5,740	$99,402	$42,774
Net income per share of Class A common stock:
Basic	$0.40	$0.07	$1.18	$0.51
Diluted	$0.40	$0.07	$1.18	$0.51
Weighted-average shares of Class A common stock outstanding:
Basic	83,423	83,596	84,137	83,296
Diluted	83,812	84,152	84,544	83,894

Planet Fitness, Inc. and subsidiaries
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$409,840	$545,909
Restricted cash	62,659	58,032
Accounts receivable, net of allowances for uncollectible amounts of $0 and $0 at December 31, 2022 and 2021, respectively	46,242	27,257
Inventory	5,266	1,155
Prepaid expenses	11,078	12,869
Other receivables	14,975	13,519
Income tax receivable	5,471	3,673
Total current assets	555,531	662,414
Property and equipment, net of accumulated depreciation of $227,869 and $152,296, as of December 31, 2022 and 2021, respectively	348,820	173,687
Investments, net of allowance for expected credit losses of $14,957 and $17,462 as of December 31, 2022 and 2021, respectively	25,122	18,760
Right-of-use assets, net	346,937	190,330
Intangible assets, net	417,067	200,937
Goodwill	702,690	228,569
Deferred income taxes	454,565	539,264
Other assets, net	3,857	2,022
Total assets	$2,854,589	$2,015,983
Liabilities and stockholders' deficit
Current liabilities:
Current maturities of long-term debt	$20,750	$17,500
Accounts payable	20,578	27,892
Accrued expenses	66,993	51,714
Equipment deposits	8,443	6,036
Deferred revenue, current	53,759	28,351
Payable pursuant to tax benefit arrangements, current	31,940	20,302
Other current liabilities	42,067	24,815
Total current liabilities	244,530	176,610
Long-term debt, net of current maturities	1,978,131	1,665,273
Borrowings under Variable Funding Notes	—	75,000
Lease liabilities, net of current portion	341,843	197,682
Deferred revenue, net of current portion	33,152	33,428
Deferred tax liabilities	1,471	—
Payable pursuant to tax benefit arrangements, net of current portion	462,525	507,805
Other liabilities	4,498	3,030
Total noncurrent liabilities	2,821,620	2,482,218
Stockholders' equity (deficit):
Class A common stock, $0.0001 par value - 300,000 shares authorized, 83,430 and 83,804 shares issued and outstanding as of December 31, 2022 and 2021, respectively	8	8
Class B common stock, $0.0001 par value - 100,000 shares authorized, 6,146 and 3,056 shares issued and outstanding as of December 31, 2022 and 2021, respectively	1	1
Accumulated other comprehensive income	(448)	12
Additional paid in capital	505,144	63,428
Accumulated deficit	(703,717)	(708,804)
Total stockholders' deficit attributable to Planet Fitness Inc.	(199,012)	(645,355)
Non-controlling interests	(12,549)	2,510
Total stockholders' deficit	(211,561)	(642,845)
Total liabilities and stockholders' deficit	$2,854,589	$2,015,983

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in thousands, except per share amounts)

	For the Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$110,456	$46,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124,022	62,800
Amortization of deferred financing costs	5,514	6,346
Write-off of deferred financing costs	1,583	—
Equity (earnings) losses of unconsolidated entities, net of tax	467	179
Dividends accrued on investment	(1,876)	(1,401)
Deferred tax expense	48,618	1,528
Loss (gain) on re-measurement of tax benefit arrangement	(13,831)	11,737
Gain on sale of corporate-owned stores	(1,324)	—
Credit (gain) loss on held-to-maturity investment	(2,506)	17,462
Other	263	13
Loss on reacquired franchise rights	1,160	—
Equity-based compensation	8,068	8,805
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(19,177)	(10,804)
Inventory	(4,112)	(681)
Other assets and other current assets	(5,152)	8,259
Accounts payable and accrued expenses	(14,721)	30,928
Other liabilities and other current liabilities	8,636	(3,063)
Income taxes	(1,672)	2,202
Payments pursuant to tax benefit arrangements	(19,253)	(445)
Equipment deposits	2,457	5,235
Deferred revenue	9,404	2,349
Leases	3,183	1,718
Net cash provided by operating activities	240,207	189,289
Cash flows from investing activities:
Additions to property and equipment	(100,057)	(54,074)
Acquisitions of franchisees	(424,940)	(1,888)
Proceeds from sale of property and equipment	60	46
Proceeds from sale of corporate-owned stores	20,820	—
Investments	(2,449)	(35,000)
Net cash used in investing activities	(506,566)	(90,916)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	900,000	—
Proceeds from issuance of Variable Funding Notes	75,000	—
Proceeds from issuance of Class A common stock	925	8,186
Principal payments on capital lease obligations	(268)	(182)
Repayment of long-term debt and variable funding notes	(724,813)	(17,500)
Payment of deferred financing and other debt-related costs	(16,176)	—
Repurchase and retirement of Class A common stock	(94,315)	—
Distributions to members of Pla-Fit Holdings	(4,628)	(750)
Net cash (used in) provided by financing activities	135,725	(10,246)
Effects of exchange rate changes on cash and cash equivalents	(808)	14
Net increase in cash, cash equivalents and restricted cash	(131,442)	88,141
Cash, cash equivalents and restricted cash, beginning of period	603,941	515,800
Cash, cash equivalents and restricted cash, end of period	$472,499	$603,941
Supplemental cash flow information:
Net cash paid for income taxes	$3,625	$1,848
Cash paid for interest	$80,961	$74,869
Non-cash investing activities:
Non-cash additions to property and equipment	$13,936	$5,659
Fair value of common stock issued as consideration for acquisition	$393,730	$—

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Total Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted (collectively, the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, are useful to investors in evaluating our operating performance. These non-GAAP financial measures presented in this release are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.
EBITDA, Segment EBITDA and Adjusted EBITDA
We refer to EBITDA and Adjusted EBITDA as we use these measures to evaluate our operating performance and we believe these measures provide useful information to investors in evaluating our performance. We have also disclosed Segment EBITDA as an important financial metric utilized by the Company to evaluate performance and allocate resources to segments in accordance with ASC 280, Segment Reporting. We define EBITDA as net income before interest, taxes, depreciation and amortization. Segment EBITDA sums to Total Segment EBITDA which is equal to the Non-GAAP financial metric EBITDA. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our segments as well as the business as a whole. Our board of directors also uses EBITDA as a key metric to assess the performance of management. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. These items include certain purchase accounting adjustments, stock offering-related costs, and certain other charges and gains. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
(in thousands)
Net income	$36,332	$6,284	$110,456	$46,122
Interest income	(2,761)	(233)	(5,005)	(878)
Interest expense	22,101	20,492	88,628	81,211
Provision (benefit) for income taxes	14,573	(9,329)	50,515	5,659
Depreciation and amortization	33,595	16,042	124,022	62,800
EBITDA	$103,840	$33,256	$368,616	$194,914
Purchase accounting adjustments-revenue(1)	119	110	332	379
Purchase accounting adjustments-rent(2)	108	109	436	433
Loss on reacquired franchise rights(3)	—	—	1,160	—
Transaction fees and acquisition related costs(4)	153	—	5,497	—
Gain on settlement of preexisting contract with acquiree(5)	—	—	(2,059)	—
Gain on sale of corporate-owned stores(6)	—	—	(1,324)	—
Legal matters(7)	8,550	—	9,739	—
Insurance recovery(8)	—	—	(174)	(2,500)
(Gain) loss on adjustment of allowance for credit loss on held-to-maturity investment(9)	(934)	17,462	(2,506)	17,462
Dividend income on held-to-maturity investments(10)	(485)	(1,401)	(1,876)	(1,401)
Tax benefit arrangement remeasurement(11)	(5,450)	12,085	(13,831)	11,737
Other(12)	203	543	1,824	1,286
Adjusted EBITDA(13)	$106,104	$62,164	$365,834	$222,310

(1)Represents the impact of revenue-related purchase accounting adjustments associated with the acquisition of Pla-Fit Holdings on November 8, 2012 by TSG (the “2012 Acquisition”). At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized in these periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2)Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall recorded rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.2 million and $0.2 million in the years ended December 31, 2022 and 2021, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.1 million, $0.1 million, $0.3 million and $0.3 million in the three months ended December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3)Represents the impact of a non-cash loss recorded in accordance with ASC 805—Business Combinations related to our acquisition of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value of the reacquired franchise rights and the contractual terms of the reacquired franchise rights and is included in other (gain) loss on our consolidated statements of operations.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

(4)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(5)Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other (gains) losses, net on our consolidated statement of operations.
(6)Represents a gain on the sale of corporate-owned stores.
(7)Represents costs associated with legal matters in which the Company is a defendant. In 2022, this represents an $8.6 million legal reserve related to a preliminary settlement agreement with a franchisee and a $1.2 million reserve against an indemnification receivable related to a legal matter.
(8)Represents an insurance recovery of previously recognized expenses related to the settlement of legal claims.
(9)Represents (gain) loss on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investment.
(10)Represents dividend income recognized on a held-to-maturity investment.
(11)Represents gains and losses related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(12)Represents certain other charges and gains that we do not believe reflect our underlying business performance.
(13)Effective September 30, 2022, we no longer exclude pre-opening costs from our computation of Adjusted EBITDA. Adjusted EBITDA for all prior periods presented has been restated to the current period computation methodology.
A reconciliation of Segment EBITDA to Total Segment EBITDA is set forth below.

	Three months ended December 31,		Year ended December 31,
(in thousands)	2022	2021	2022	2021
Segment EBITDA
Franchise	$48,907	$49,320	$216,817	$194,303
Corporate-owned stores	38,796	14,032	142,083	49,196
Equipment	24,444	14,325	59,082	29,680
Corporate and other	(8,307)	(44,421)	(49,366)	(78,265)
Total Segment EBITDA(1)	$103,840	$33,256	$368,616	$194,914
(1) Total Segment EBITDA is equal to EBITDA.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

Adjusted Net Income and Adjusted Net Income per Diluted Share
Our presentation of Adjusted net income assumes that all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-cash and other items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total shares of Class A common stock outstanding plus any dilutive options and restricted stock units as calculated in accordance with GAAP and assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of Adjusted net income to net income, the most directly comparable GAAP measure, and the computation of Adjusted net income per share, diluted, are set forth below.

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$36,332	$6,284	$110,456	$46,122
Provision for income taxes, as reported	14,573	(9,329)	50,515	5,659
Purchase accounting adjustments-revenue(1)	119	110	332	379
Purchase accounting adjustments-rent(2)	108	109	436	433
Loss on reacquired franchise rights(3)	—	—	1,160	—
Transaction fees and acquisition related costs(4)	153	—	5,497	—
Loss on extinguishment of debt(5)	—	—	1,583	—
Gain on settlement of preexisting contract with acquiree(6)	—	—	(2,059)	—
Gain on sale of corporate-owned stores(7)	—	—	(1,324)	—
Legal matters(8)	8,550	—	9,739	—
Insurance recovery(9)	—	—	(174)	(2,500)
(Gain) loss on adjustment of allowance for credit loss on held-to-maturity investment(10)	(934)	17,462	(2,506)	17,462
Dividend income on held-to-maturity investments(11)	(485)	(1,401)	(1,876)	(1,401)
Tax benefit arrangement remeasurement(12)	(5,450)	12,085	(13,831)	11,737
Other(13)	203	543	1,824	1,286
Purchase accounting amortization(14)	10,604	4,159	40,671	16,636
Adjusted income before income taxes	$63,773	$30,022	$200,443	$95,813
Adjusted income taxes(15)	16,517	8,106	51,915	25,870
Adjusted net income(16)	$47,256	$21,916	$148,528	$69,943

Adjusted net income per share, diluted	$0.53	$0.25	$1.64	$0.80

Adjusted weighted-average shares outstanding(17)	89,957	87,290	90,411	87,218

(1)Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized in these periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2)Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall recorded rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.2 million and $0.2 million in the years ended December 31, 2022 and 2021, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.1 million, $0.1 million, $0.3 million and $0.3 million in the three months ended December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3)Represents the impact of a non-cash loss recorded in accordance with ASC 805—Business Combinations related to our acquisition of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value of the reacquired franchise rights and the contractual terms of the reacquired franchise rights and is included in other (gain) loss on our consolidated statements of operations.
(4)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(5)Represents a loss on extinguishment of debt as a result of the repayment of the 2018-1 Class A-2-I notes prior to the anticipated repayment date.
(6)Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other (gains) losses, net on our consolidated statement of operations.
(7)Represents a gain on the sale of corporate-owned stores.
(8)Represents costs associated with legal matters in which the Company is a defendant. In 2022, this represents an $8.6 million legal reserve related to a preliminary settlement agreement with a franchisee and a $1.2 million reserve against an indemnification receivable related to a legal matter.
(9)Represents an insurance recovery of previously recognized expenses related to the settlement of legal claims.
(10)Represents (gain) loss on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investment.
(11)Represents dividend income recognized on a held-to-maturity investment.
(12)Represents gains and losses related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(13)Represents certain other charges and gains that we do not believe reflect our underlying business performance.
(14)Includes $3.1 million, $3.1 million, $12.4 million and $12.4 million of amortization of intangible assets, other than favorable leases, for the three months ended December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021, respectively recorded in connection with the 2012 Acquisition, and $7.5 million, $1.1 million, $27.9 million and $4.3 million of amortization of intangible assets for the three months ended December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021, respectively, created in connection with historical acquisitions of franchisee-owned stores. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(15)Represents corporate income taxes at an assumed effective tax rate of 25.9% for the three months and year ended December 31, 2022 and 27.0% for the three months and year ended December 31, 2021, applied to adjusted income before income taxes.
(16)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.
(17)Effective September 30, 2022, we no longer exclude pre-opening costs from our computation of Adjusted net income. Adjusted net income for all prior periods presented has been restated to the current period computation methodology.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted is set forth below for the three months and years ended December 31, 2022 and 2021:

	Three months ended December 31, 2022			Three months ended December 31, 2021
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$33,683	83,812	$0.40	$5,740	84,152	$0.07
Assumed exchange of shares(2)	2,649	6,145		544	3,138
Net income	36,332			6,284
Adjustments to arrive at adjusted income before income taxes(3)	27,441			23,738
Adjusted income before income taxes	63,773			30,022
Adjusted income taxes(4)	16,517			8,106
Adjusted net income	$47,256	89,957	$0.53	$21,916	87,290	$0.25
(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted, of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and share of Class B common stock for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Effective September 30, 2022, we no longer exclude pre-opening costs from our computation of Adjusted net income. Adjusted net income for all prior periods presented has been restated to the current period computation methodology.
(4)Represents corporate income taxes at an assumed effective tax rate of 25.9% and 27.0% for the three months ended December 31, 2022 and 2021, respectively, applied to adjusted income before income taxes.

	Year Ended December 31, 2022			Year Ended December 31, 2021
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$99,402	84,544	$1.18	$42,774	83,894	$0.51
Assumed exchange of shares(2)	11,054	5,867		3,348	3,324
Net income	110,456			46,122
Adjustments to arrive at adjusted income before income taxes(3)	89,987			49,691
Adjusted income before income taxes	200,443			95,813
Adjusted income taxes(4)	51,915			25,870
Adjusted net income	$148,528	90,411	$1.64	$69,943	87,218	$0.80
(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and shares of Class B common stock for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes, and the impact of dilutive stock options and RSUs. Effective September 30, 2022, we no longer exclude pre-opening costs from our computation of Adjusted net income. Adjusted net income for all prior periods presented has been restated to the current period computation methodology.
(4)Represents corporate income taxes at an assumed effective tax rate of 25.9% and 27.0% for the years ended December 31, 2022 and 2021, respectively, applied to adjusted income before income taxes.